October 26, 2015

AmericaFirst Quantitiative Funds

8150 Sierra College Boulevard, Suite 290

Roseville, CA 95661-9417

Re: AmericaFirst Quantitiative Funds File Nos. 333-179594 and 811-22669

Trustees:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 4 to the AmericaFirst Quantitiative Funds Registration Statement (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 11 to the Registration Statement (the "Amendment"). We also consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP